Exhibit 1

P R E S S  R E L E A S E

Company Contacts		IR Agency Contact
Guy Avidan, VP Finance & CFO AudioCodes Tel: +972-3-976-4000 guy.avidan@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Erik Knettel, Grayling Tel: +1-646-284-9415 erik.knettel@grayling.com

AudioCodes Reports Third Quarter 2010 Financial Results

Lod, Israel – October 20, 2010 – AudioCodes Ltd. (NasdaqGS: AUDC), a leading provider of Voice over IP (VoIP) technologies and Voice Network products, today announced financial results for the third quarter of 2010, ended September 30, 2010.

Revenues for the third quarter of 2010 were $38.3 million compared to $36.5 million for the second quarter of 2010 and $32.1 million for the third quarter of 2009.

Net income in accordance with U.S. generally accepted accounting principles (GAAP) was $2.9 million, or $0.07 per diluted share, for the third quarter of 2010 compared to net income of $2.1 million, or $0.05 per diluted share, for the second quarter of 2010, and a net loss of $79,000, or $0.00 per share, for the third quarter of 2009.

Non-GAAP net income for the third quarter of 2010 was $3.6 million, or $0.09 per diluted share, compared to $2.8 million, or $0.07 per diluted share, for the second quarter of 2010, and $1.6 million, or $0.04 per diluted share, for the third quarter of 2009.

Non-GAAP net income excludes (i) stock-based compensation expenses, (ii) amortization expenses related to intangible assets, and (iii) for the 2009 periods, an adjustment to expenses related to the Company’s Senior Convertible Notes due to application of FASB Staff Position APB 14-1. Almost all of the Company’s Senior Convertible Notes were repurchased in November 2009. A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

“I am pleased to announce another strong quarter of sequential and year-over-year revenue and net income growth. Our financial performance underscores our execution of our strategic initiative to migrate from a pure play VoIP gateway focus to a global provider of converged VoIP and data solutions for service providers and enterprises,” said Shabtai Adlersberg, Chairman of the Board, President and CEO of AudioCodes. “AudioCodes has put in place a number of new growth opportunities for our business which are starting to ramp up as we look ahead to 2011 and beyond.  These include our Mobile VoIP solutions which are expected to enable us to emerge as an early leader in mobile VoIP clients for the smartphone market and our Enterprise Session Border Controllers which are seeing solid demand. We continue to launch leading edge products including our recently announced All-In-One Multimedia Home Gateway that provides service integration for the broadband home user, an increasingly important feature for our service provider customers.  Overall, we continue to focus on financial execution, supported by our solid balance sheet, healthy cash flows from operations and a strict focus on maintaining an efficient operating expense base,” concluded Mr. Adlersberg.

During the third quarter of 2010, AudioCodes generated $5.8 million in cash from operating activities compared to $5.6 million in the third quarter of 2009.

Cash and cash equivalents and short-term deposits were $58.6 million as of September 30, 2010 compared to $52.9 million as of December 31, 2009.

Conference Call & Web Cast Information
AudioCodes will conduct a conference call at 9:00 A.M., Eastern Time on October 20, 2010 to discuss the Company’s third quarter 2010 operating and financial results. The conference call will be simultaneously Web cast. Investors are invited to listen to the call live via Web cast at the AudioCodes corporate website at www.audiocodes.com

Third Quarter 2010 Financial Results	Page 2 of 9

About AudioCodes

AudioCodes Ltd. (NasdaqGS: AUDC) designs, develops and sells advanced Voice over IP (VoIP) and converged VoIP and Data networking products and applications to Service Providers and Enterprises. AudioCodes is a VoIP technology market leader focused on converged VoIP & data communications and its products are deployed globally in Broadband, Mobile, Cable, and Enterprise networks. The company provides a range of innovative, cost-effective products including Media Gateways, Multi-Service Business Gateways, Session Border Controllers (SBC), Residential Gateways, IP Phones, Media Servers and Value Added Applications. AudioCodes’ underlying technology, VoIPerfectHD™, relies on AudioCodes’ leadership in DSP, voice coding and voice processing technologies. AudioCodes High Definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user communication experience in Voice communications. For more information on AudioCodes, visit http://www.audiocodes.com

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; the ability of AudioCodes to raise additional financing; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development and upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

© 2010 AudioCodes Ltd. All rights reserved. AudioCodes, AC, AudioCoded, Ardito, CTI2, CTI², CTI Squared, HD VoIP, HD VoIP Sounds Better, InTouch, IPmedia, Mediant, MediaPack, NetCoder, Netrake, Nuera, Open Solutions Network, OSN, Stretto, TrunkPack, VMAS, VoicePacketizer, VoIPerfect, VoIPerfectHD, What’s Inside Matters, Your Gateway To VoIP and 3GX are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

Summary financial data follows

Third Quarter 2010 Financial Results	Page 3 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands
	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,266	$38,969
Short-term bank deposits	14,314	13,902
Trade receivables, net	25,204	18,522
Other receivables and prepaid expenses	4,683	2,754
Deferred tax assets	1,053	1,053
Inventories	15,946	13,516

Total current assets	105,466	88,716

LONG-TERM INVESTMENTS:
Investments in companies	1,547	1,510
Deferred tax assets	1,174	1,174
Severance pay funds	14,183	12,235

Total long-term investments	16,904	14,919

PROPERTY AND EQUIPMENT, NET	3,993	4,956

GOODWILL, INTANGIBLE ASSETS, DEFERRED CHARGES AND OTHER, NET	37,790	38,942

Total assets	$164,153	$147,533

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term bank loans	$6,000	$6,000
Trade payables	12,598	8,609
Other payables and accrued expenses	26,282	19,550
Total current liabilities	44,880	34,159

LONG-TERM LIABILITIES:
Accrued severance pay	$14,926	$13,336
Long-term bank loans	11,250	15,750
Senior convertible notes	353	403
Other payables	1,135	-
Total Long-Term liabilities	27,664	29,489

Total equity	91,609	83,885

Total liabilities and equity	$164,153	$147,533

Third Quarter 2010 Financial Results	Page 4 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues	$109,576	$91,736	$38,294	$32,082
Cost of revenues	48,911	40,927	17,080	14,362
Gross profit	60,665	50,809	21,214	17,720
Operating expenses:
Research and development, net	22,350	22,697	7,264	7,245
Selling and marketing	25,026	24,089	8,814	7,749
General and administrative	6,137	5,857	2,106	1,931
Total operating expenses	53,513	52,643	18,184	16,925
Operating income (loss)	7,152	(1,834)	3,030	795
Financial expenses, net	285	2,349	84	751
Income (loss) before taxes on income	6,867	(4,183)	2,946	44
Income taxes, net	225	236	91	106
Equity in income (losses) of an affiliated companies	17	(68)	17	(17)
Net income (loss)	$6,659	$(4,487)	$2,872	$(79)
Net loss attributable to non-controlling Interest	111	374	-	165
Net income (loss) attributable to AudioCodes	$6,770	$(4,113)	$2,872	$86
Basic net earnings (loss) per share	$0.17	$(0.11)	$0.07	$0.00
Diluted net earnings (loss) per share	$0.17	$(0.11)	$0.07	$0.00
Weighted average number of shares used in computing basic net earnings per share	40,429	40,189	40,550	40,204
Weighted average number of shares used in computing diluted net earnings per share	40,763	40,189	40,743	40,309

Third Quarter 2010 Financial Results	Page 5 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
NON-GAAP PROFORMA STATEMENTS OF OPERATIONS

In thousands, except per share data
	Nine months ended		Three months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues	$109,576	$91,736	$38,294	$32,082
Cost of revenues (1) (2)	47,937	39,897	16,762	14,028
Gross profit	61,639	51,839	21,532	18,054
Operating expenses:
Research and development, net (1)	22,073	22,230	7,187	7,111
Selling and marketing (1) (2)	24,385	23,113	8,629	7,448
General and administrative (1)	5,832	5,696	2,007	1,892
Total operating expenses	52,290	51,039	17,823	16,451
Operating income	9,349	800	3,709	1,603
Financial income (expenses), net (3)	(285)	65	(84)	76
Income before taxes on income	9,064	865	3,625	1,679
Income taxes, net	225	236	91	106
Equity in income (losses) of an affiliated companies	17	(68)	17	(17)
Net income (loss)	$8,856	$561	$3,551	$1,556
Net loss attributable to non-controlling Interest	111	374	-	165
Net income (loss) attributable to AudioCodes	$8,967	$935	$3,551	$1,721
Diluted net earnings (loss) per share	$0.22	$0.01	$0.09	$0.04
Weighted average number of shares used in computing diluted net earnings per share	40,675	40,248	40,011	40,331

(1) Excluding stock-based compensation expenses related to options granted to employees and others.
(2) Excluding amortization of intangible assets related to the acquisitions of Nuera, Netrake and CTI Squared.
(3) Excluding adjustments to interest expense with respect to Senior Convertible Notes, due to implementation of FSP APB 14-1.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information as well.

Third Quarter 2010 Financial Results	Page 6 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME

In thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$6,659	$(4,487)	$2,872	$(79)
GAAP net income (loss) per share	$0.17	$(0.11)	$0.07	$0.00
Cost of revenues:
Stock-based compensation (1)	48	94	9	24
Amortization expenses (2)	926	936	309	310
	974	1,030	318	334
Research and development, net:
Stock-based compensation (1)	277	467	77	134
Selling and marketing:
Stock-based compensation (1)	414	725	109	226
Amortization expenses (2)	227	251	76	75
	641	976	185	301
General and administrative:
Stock-based compensation (1)	305	161	99	39
Financial expenses:
FSP APB 14-1 adjustment (3)	-	2,414	-	827
Non-GAAP net income	$8,856	$561	$3,551	$1,566
Non-GAAP Diluted net income per share	$0.22	$0.01	$0.09	$0.04

(1) Stock-based compensation expenses related to options granted to employees and others.
(2) Amortization of intangible assets related to the acquisitions of Nuera, Netrake and CTI Squared.
(3) Adjustments to interest expense with respect to Senior Convertible Notes, due to implementation of FSP APB 14-1.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

Third Quarter 2010 Financial Results	Page 7 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands
	Nine months ended		Three months ended
	September 30,		September 30,
	2010	2009	2010	2009
	( Unaudited)	( Unaudited)	( Unaudited)	( Unaudited)
Cash flows from operating activities:
Net income (loss)	$6,659	$(4,487)	$2,872	$(79)
Adjustments required to reconcile net income to net cash provided by operating activities:		-		-
Depreciation and amortization	3,401	3,825	1,377	1,178
Amortization of marketable securities premiums and accretion of discounts, net	-	152	-	68
Equity in losses (income) of affiliated companies and interest on loans to affiliated company	(37)	56	(17)	5
Decrease in accrued severance pay, net	(358)	(707)	(94)	(292)
Stock-based compensation expenses	1,044	1,447	294	423
Amortization of senior convertible notes discount and deferred charges	-	2,509	-	861
Increase in accrued interest on marketable securities, bank deposits and structured notes	-	2,024	-	2,473
Decrease (increase) in trade receivables, net	(6,682)	6,938	(368)	(1,636)
Decrease (increase) in other receivables and prepaid expenses	(1,333)	(1,304)	113	(1,138)
Decrease (increase) in inventories	(2,430)	4,193	(880)	2,894
Increase (decrease) in trade payables	3,989	(4,080)	(1,512)	(3,245)
Increase (decrease) in other payables and accrued expenses	6,458	(1,457)	4,058	4,131
Net cash provided by operating activities	10,711	9,109	5,843	5,643
Cash flows from investing activities:
Proceeds of marketable securities	-	9,000	-	8,000
Proceeds from sale of short-term deposits	43,642	70,530	13,516	48,825
Investment in affiliated companies	-	(326)	-	(77)
Purchase of property and equipment	(1,285)	(863)	(652)	(94)
Investment in short-term deposits	(44,054)	(49,318)	(14,314)	(15,300)
Net cash provided by (used in) investing activities	(1,697)	29,023	(1,450)	41,354

Third Quarter 2010 Financial Results	Page 8 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2010	2009	2010	2009
	( Unaudited)	( Unaudited)	( Unaudited)	( Unaudited)
Cash flows from financing activities:
Bank loan refund	(4,500)	(4,500)	(1,500)	(1,500)
Payment of acquisition of NSC	(74)	-	-	-
Repurchase of convertible notes, net of costs	(50)	-	(50)	-
Proceeds from issuance of shares upon exercise of options, warrants and employee stock purchase plan	907	33	394	33
Net cash used in financing activities	(3,717)	(4,467)	(1,156)	(1,467)

Increase in cash and cash equivalents	5,297	33,665	3,237	45,530
Cash and cash equivalents at the beginning of the period	38,969	36,779	41,029	24,914
Cash and cash equivalents at the end of the period	$44,266	$70,444	$44,266	$70,444

Third Quarter 2010 Financial Results	Page 5 of 9